MAXCO, INC. AND SUBSIDIARIES

EXHIBIT 21 - SUBSIDIARIES OF MAXCO, INC.

SUBSIDIARIES OF MAXCO, INC.

State of Incorporation
Atmosphere Annealing, Inc.	Michigan
PSICO, Inc. (formerly Pak-Sak Industries, Inc.)	Michigan
Parcco, Inc.	Michigan